JDS Uniphase Reaffirms Guidance

Ottawa, Canada and San Jose, California, JDS Uniphase Corporation (Nasdaq: JDSU and TSE: JDU) today reaffirmed its sales guidance for the second fiscal quarter ending December 29, 2001. As announced on October 25, 2001, sales are expected to be 10 to 15% below the $329 million reported for the first fiscal quarter. This guidance reflects the Company's current sales forecast which takes into account customer inventory levels and expected changes to such inventories, the rate of new product adoption, and other factors.

The Company also provided limited guidance for future periods. It expects March quarter sales to be 10 to 15% below the December quarter. The Company believes that the March quarter will represent the low point in sales for the current downturn, although the recovery rate is expected initially to be modest.

JDS Uniphase is a high technology company that designs, develops, manufactures and sells a comprehensive range of products for high-performance fiberoptic communications applications. These products are deployed by system manufacturers worldwide to develop advanced optical networks for the telecommunications and cable television industries. JDS Uniphase Corporation is traded on the Nasdaq National Market under the symbol JDSU and the exchangeable shares of JDS Uniphase Canada Ltd. are traded on The Toronto Stock Exchange under the symbol JDU. More information on JDS Uniphase is available at www.jdsu.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include (a) any anticipation or guidance as to future financial performance, including, without limitation, (i) expected sales levels for the current and March quarters, and (ii) the Company's beliefs regarding a sales recovery after March, and (b) statements regarding the current industry downturn, the extent and duration thereof and the extent and sufficiency of the Company's response thereto. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the following: (1) the Company's ongoing integration and restructuring efforts, including, among other things, the Global Realignment Program, may not be successful in achieving their expected benefits, may be insufficient to align the Company's operations with customer demand and the changes affecting its industry, or may be more costly or extensive than currently anticipated; (2) due to the current economic slowdown, in general, and setbacks in customers' businesses, in particular, the Company's ability to predict financial performance for future periods is far more difficult than in previous periods; (3) ongoing efforts to reduce product costs through, among other things, automation, improved manufacturing processes and product rationalization may be unsuccessful; and (4) industry consolidation (particularly among our customers) could delay or otherwise impact our expected sales recovery.

For more information on these and other risks affecting the Company's business, please refer to the "Risk Factors" Section included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 2001. The forward-looking statements contained in this news release are made as of the date hereof and JDS Uniphase Corporation does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

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